Exhibit 99.1


January 27, 2012

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER OF 2011

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported an increase of $748,000, a 15% increase, in year to date earnings for 2011 compared to the same time period in 2010. Earnings are $5,687,000, or fully diluted 2011 earnings per share of $2.09, compared to $4,939,000, or fully diluted earnings per share of $1.81 for the same period of 2010. The increase in earnings is primarily attributable to an increase in net interest income partially offset by a decrease in securities gains and an increase in repossession expenses.

Earnings for the fourth quarter were $1,230,000, or $0.44 per share assuming dilution, a decrease of less than 1%. For the same period last year earnings were $1,239,000, or $0.46 per share assuming dilution.

Kentucky Bank ranks 16th in size among the 178 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795